Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-                    ) and related Prospectus of WPX Energy, Inc. for the registration of $400,000,000 5.250% Senior Notes due 2017 and $1,100,000,000 6.000% Senior Notes due 2022 and to the inclusion therein of our report dated February 28, 2012, with respect to the consolidated financial statements and schedule of WPX Energy, Inc. included in its Form 10-K/A Amendment No. 1 for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 24, 2012